Exhibit 10.1

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

EARN-OUT AGREEMENT

THIS EARN-OUT AGREEMENT, dated as of June 1, 2021 (this “Agreement”), is entered into by and among Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”), and Fortis Advisors LLC, a Delaware limited liability company, as representative of the Holders (as defined in Section 1.1) (the “Shareholders’ Representative” and each of Parent and the Shareholders’ Representative a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Parent, AT Merger Sub, Inc., an exempted company incorporated with limited liability in the Cayman Islands and wholly owned subsidiary of Parent (“Merger Sub”), and ACEA Therapeutics, Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 2, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, Parent agreed to provide to the Company’s equityholders the right to receive the deferred contingent consideration which may become payable on the achievement of certain criteria as further provided in this Agreement (the “Earn-Out Consideration”);

WHEREAS, pursuant to the Merger Agreement, Parent, the Shareholders’ Representative, and the Paying Agent (as defined in Section 1.1) have entered into the Paying Agent Agreement, dated as of May 5, 2021 (the “Paying Agent Agreement”), for the payment of the Earn-Out Consideration; and

WHEREAS, the parties have done all things necessary to make this Agreement a valid and binding agreement of each of the Parties hereto, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I
DEFINITIONS

Section 1.1.         Definitions.

(a)          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“10-Day VWAP” means the volume weighted average closing price per share of Parent Stock, as reported on Nasdaq, for the 10 consecutive Trading Days ending on the date that is three Trading Days prior to the applicable Payment Date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote more than 50% of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

“Alpha Combination Product” means an Alpha Royalty-Bearing Product that includes one or more pharmaceutically active ingredients in addition to the Alpha Material.

“Alpha Data” any data (whether pre-clinical, clinical data, or otherwise) necessary or useful for the use and development of any Alpha Material or Alpha Product that is owned by, licensed to, or otherwise controlled by the Company prior to the date of this Agreement.

“Alpha Know-How” means and includes all Know-How owned by the Company or any of its Affiliates as of July 13, 2020 or at any time prior to the date of this Agreement that (i) relate to the development, manufacture or commercialization of any Alpha Materials or Alpha Product or (ii) otherwise are or would be reasonably necessary or useful to research, develop, promote, commercialize, or exploit (including to make, have made, use, sell, or import) any Alpha Materials or Alpha Products, including all Alpha Data.

“Alpha Materials” means the materials set forth or referenced on Schedule 5 attached hereto.

“Alpha Milestone Amount” means, with respect to the achievement of an Alpha Milestone Event, the amount set forth on Schedule 1 that corresponds to the applicable Alpha Milestone Event, without interest.

“Alpha Milestone Event” means the first achievement of the corresponding milestone event by Parent or its Affiliates (or their respective Licensees) set forth on Schedule 1 with respect to the Alpha Royalty-Bearing Products.

“Alpha Patents” means the patents listed in Schedule 7.

“Alpha Product” means and includes (i) any composition, product, or component part thereof (a) incorporating, based upon, or using, in whole or in part, any Alpha Know-How and/or any Alpha Materials, or (b) the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of which, in whole or in part, is Covered by one or more Alpha Valid Claims within the Alpha Patents, and (ii) any and all services offered in connection or associated therewith.

“Alpha Royalty” has the meaning set forth in Section 2.3(b).

“Alpha Royalty Amount” means, with respect to any Alpha Royalty-Bearing Product, the royalty amount set forth on Schedule 2 that corresponds to the applicable annual net sales threshold set forth on Schedule 2, without interest.

“Alpha Royalty-Bearing Product” means any Alpha Product in the Field sold by Parent, its Licensees or its Affiliates to an unrelated Third Party on an arms-length basis or to an Affiliate or a Licensee where such Affiliate or Licensee is an end-user and that (i) is Covered by an Alpha Valid Claim of any Alpha Patent in the country in which such Alpha Product is sold or (ii) incorporates any Alpha Know-How. For clarity, the regulatory milestone payments due under Section 2.3(b) with respect to any Alpha Milestone Event in items (A) through (D) of Schedule 1 shall be triggered even if the applicable Alpha Royalty-Bearing Product has not been sold to any party.

“Alpha Royalty Term” means with respect to an Alpha Royalty-Bearing Product, the period commencing on the First Commercial Sale of such Alpha Royalty-Bearing Product in such country in the Alpha Territory until the later of: (i) the expiration of the last-to-expire Alpha Valid Claim that Covers such Alpha Royalty-Bearing Product in such country in the Alpha Territory and (ii) 10 years after the First Commercial Sale of such Alpha Royalty-Bearing Product.

“Alpha Territory” means worldwide other than the People’s Republic of China.

“Alpha Valid Claim” any issued claim of any unexpired Alpha Patent that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal.

“Beta Combination Product” means a Beta Royalty-Bearing Product that includes one or more pharmaceutically active ingredients in addition to the Beta Material.

“Beta Data” any data (whether pre-clinical, clinical data, or otherwise) necessary or useful for the use and development of any Beta Material or Beta Product that is owned by, licensed to, or otherwise controlled by the Company prior to the date of this Agreement.

“Beta Know-How” means and includes all Know-How owned by the Company or any of its Affiliates as of the date of this Agreement that (i) relate to the development, manufacture or commercialization of any Beta Materials or Beta Product or (ii) otherwise are or would be reasonably necessary or useful to research, develop, promote, commercialize, or exploit (including to make, have made, use, sell, or import) any Beta Materials or Beta Products, including all Beta Data.

“Beta Materials” means the materials set forth or referenced on Schedule 6 attached hereto.

“Beta Milestone Amount” means, with respect to the achievement of a Beta Milestone Event, the amount set forth on Schedule 3 that corresponds to the applicable Beta Milestone Event, without interest.

“Beta Milestone Event” means the first achievement of the corresponding milestone event by Parent or its Affiliates (or their respective Licensees) set forth on Schedule 3 with respect to the Beta Royalty-Bearing Products.

“Beta Patents” means the patents listed in Schedule 8.

“Beta Product” means and includes (i) any composition, product, or component part thereof (a) incorporating, based upon, or using, in whole or in part, any Beta Know-How and/or any Beta Materials, or (b) the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of which, in whole or in part, is Covered by one or more Beta Valid Claims within the Beta Patents, and (ii) any and all services offered in connection or associated therewith.

“Beta Royalty” has the meaning set forth in Section 2.3(b).

“Beta Royalty Amount” means, the royalty amount equal to the result of (i) the aggregate annual Net Sales of all applicable Beta Royalty-Bearing Products multiplied by (ii) the royalty rate set forth on Schedule 4, without interest.

“Beta Royalty-Bearing Product” means any Beta Product in the Field sold by Parent, its Licensees or its Affiliates to an unrelated Third Party on an arms-length basis or to an Affiliate or a Licensee where such Affiliate or Licensee is an end-user and that (i) is Covered by a Beta Valid Claim of any Beta Patent in the country in which such Beta Product is sold or (ii) incorporates any Beta Know-How. For clarity, the regulatory milestone payments due under Section 2.3(b) with respect to any Beta Milestone Event in items (A) through (D) of Schedule 3 shall be triggered even if the applicable Beta Royalty-Bearing Product has not been sold to any party.

“Beta Royalty Term” means with respect to a Beta Royalty-Bearing Product, the period commencing on the First Commercial Sale of such Beta Royalty-Bearing Product in such country in the Beta Territory until the later of: (i) the expiration of the last-to-expire Beta Valid Claim that Covers such Beta Royalty-Bearing Product in such country in the Beta Territory and (ii) 10 years after the First Commercial Sale of such Beta Royalty-Bearing Product.

“Beta Territory” means, with respect to (i) [...***...] and any improvement thereto, the People’s Republic of China, and (ii) [...***...] and [...***...] and any improvement to either of the foregoing, worldwide.

“Beta Valid Claim” means any issued claim of any unexpired Beta Patent that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Paying Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in San Diego, California are authorized or obligated by law or executive order to remain closed.

“Cash Amount” means any Milestone Cash Amount, Royalty Amount, and Shortfall Cash Amount.

“CFO Certificate” has the meaning set forth in Section 2.7(b).

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (ii) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (iii) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of Parent and its subsidiaries.

“Combination Product” means an Alpha Combination Product or a Beta Combination Product, as applicable.

“Commercially Reasonable Efforts” means efforts and the deployment of a quantity and quality of resources consistent with the exercise of commercially reasonable practices and diligent efforts and reasonable and prudent scientific and business judgment of a similarly situated company in the biopharmaceutical industry that would be applied to other pharmaceutical products of similar potential, characteristics, stage of development and market size.

“Company” has the meaning set forth in the Preamble.

“Cover” means, with respect to any subject matter such as a given product, process, method or service, the manufacture, use, performance, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a patent or patent application at the time thereof absent ownership or license therein or thereto, as applicable. As used in this definition, “infringe” shall include direct and indirect infringement, contributorily infringing or inducing the infringement of such claim. For clarity, with respect to a claim within a patent application, “infringe” refers to activity that would infringe or be covered by such claim if it were contained in an issued patent. “Covered” and “Covering” shall have correlative meanings.

“Development Progress Report” has the meaning set forth in Section 2.3(k).

“Earn-Out Consideration” has the meaning set forth in the Recitals.

“Effective Time” means the effective time of the Merger as is stated in the Plan of Merger and upon registration of the Plan of Merger by the Registrar of Companies in the Cayman Islands in accordance with the Companies Act.

“Event Notice” means any Milestone Event Notice, Royalty Event Notice, and Shortfall Event Notice.

“Field” means and includes all fields of use for or in respect of human or animal health, including the diagnosis, treatment, and/or cure of any human or animal disease or disorder.

“First Commercial Sale” means, with respect to an Alpha Royalty-Bearing Product or Beta Royalty-Bearing Product, the first arms-length commercial sale by Parent or its Affiliates (or their respective Licensee) to a Third Party of such Alpha Royalty-Bearing Product or Beta Royalty-Bearing Product, as applicable, for use in the Field after receipt of Regulatory Approval.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Holder” means a Shareholder and/or Optionholder who is entitled to receive Earn-Out Consideration pursuant to the terms of the Merger Agreement and this Agreement at the applicable time set forth in this Agreement. References to the Shares or Options held by such a Holder in this Agreement, mean the Shares or Options held by such Holder immediately prior to the Effective Time and do not mean that such Shares or Options are outstanding.

“Holder Aggregate Payment Event Amount” has the meaning set forth in Section 2.2(a).

“Intellectual Property Rights” means and includes all rights of any of the following types anywhere in the world: (a) Patent Rights; (b) (i) copyrights, moral rights, and rights in works of authorship, and (ii) all registrations for any of the foregoing (i); and (c) Know-How (other than those rights subject to clauses (a) or (b) hereof).

“Know-How” means data, trade secrets, inventions (whether patentable or otherwise), discoveries, specifications, copyrights, works of authorship, instructions, processes, compositions, formulae, materials, compounds, methods, protocols, expertise, technical information and any other information of any kind whatsoever (including, but not limited to, any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing.

“Licensee” of any Party means any licensee or sublicensee of any of such Party’s rights hereunder, whether received directly from such Party, from an Affiliate of such Party, or from any licensee or sublicensee of such Party or Affiliate. Sublicensee of any Party includes any holder of any rights of such Party hereunder, regardless of the number of intermediate sublicensees between the initial licensee of such Party and such holder of rights.

“Majority of Holders” has the meaning set forth in Section 7.4.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Milestone Amount” means any Alpha Milestone Amount or any Beta Milestone Amount, as applicable.

“Milestone Cash Amount” has the meaning set forth in Section 2.3(a)(i).

“Milestone Cash Ratio” has the meaning set forth in Section 2.3(a)(i).

“Milestone Event” means each Alpha Milestone Event and each Beta Milestone Event.

“Milestone Event Notice” has the meaning set forth in Section 2.3(a)(i).

“Milestone Payment Date” has the meaning set forth in Section 2.3(a).

“Milestone Stock Amount” has the meaning set forth in Section 2.3(a)(i).

“Milestone Stock Ratio” has the meaning set forth in Section 2.3(a)(i).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Sales” means the gross amounts actually received by Parent, its Affiliates or Licensees (each, a “Selling Party”) for arms-length commercial sales of the applicable Royalty-Bearing Products in the Field to a Third Party or to an Affiliate or Licensee of Parent where such Affiliate or Licensee is an end-user calculated in accordance with GAAP, consistently applied, less the following deductions to the extent included in such gross amounts or otherwise incurred by the Selling Party with respect to the sale of such Royalty-Bearing Product in the applicable Territory: (i) normal and customary rebates, quantity, trade and cash discounts, and other usual and customary discounts, including re-procurement and back-order charges actually allowed and taken; (ii) charge-backs and rebates actually granted to customers, including managed health care organizations or to national, state or local governments, their respective agencies, purchasers or reimbursers (including rebates and payments required to be paid to governmental entities in connection with sales of the Royalty-Bearing Product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar national, state or local legislation or programs), adjustments arising from consumer discount programs, co-pay assistance programs or other similar programs; (iii) retroactive price reductions, credits or allowances actually granted or made for rejection of or return of previously sold Royalty-Bearing Products, including for recalls or damaged goods; (iv) customary fees paid to distributors, including group purchasing organizations (excluding sales representatives of Parent); (v) sales credits accrued in accordance with GAAP, including price protection, shelf stock adjustments, adjustments for uncollectible accounts and other similar and customary deductions which are in accordance with GAAP; (vi) returns of such Royalty-Bearing Product for any reason other than returns covered under (iii) above; (vii) freight, postage, shipping and insurance charges with respect to such Royalty-Bearing Product; and (viii) customary sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually levied on or measured by the billing amount for such Royalty-Bearing Product, including value-added taxes, but excluding taxes imposed on or measured by Parent’s, its Affiliates’ or any Licensees’ net income and any franchise, branch profits or similar taxes imposed on any of them, in each case to the extent not reimbursable or refundable. Each of the foregoing deductions shall be determined as occurred in the ordinary course of business in accordance with GAAP. In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). In no event shall a particular amount identified above to be deducted exceed the gross amount invoiced resulting in a negative royalty.

For clarity, sales of Subject Product(s) or Subject Material(s) between Parent, its Affiliates and Licensees for resale by Parent or any of its Affiliates or Licensees to a Third Party shall be excluded from Net Sales, but the subsequent resale of a Royalty-Bearing Product to a Third Party, including a bona-fide end user or customer of a Royalty-Bearing Product shall be included in Net Sales. Sales of the Royalty-Bearing Products used for promotional or advertising purposes or used for research or development purposes (including for clinical trials) or for charitable donations shall not be included in Net Sales.

If, on a country-by-country basis, a Royalty-Bearing Product is sold in the form of a Combination Product, the Net Sales for such Royalty-Bearing Product in the Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/A+B where A is the invoice price or the fair market value of the Royalty-Bearing Product of the same strength in the same period when sold in stand-alone form in the same country of sale as the Combination Product, and B is the fair market value of all of the other active ingredients in the Combination Product sold in the same period in such country.

“Offset Amount” has the meaning set forth in Section 2.3(a)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Share Cap” means a number of shares of Parent Stock (rounded down to the nearest whole share) equal to 19.99% of the total number of shares of Parent Stock that are issued and outstanding immediately prior to the Effective Time (subject to adjustment to reflect any stock dividend, stock split, subdivision, combination, reclassification or similar transaction in respect of Parent Stock).

“Parent Stock” means common stock, $0.0001 par value per share, of Parent.

“Party” and “Parties” have the meaning set forth in the preamble.

“Patent Rights” means in any country, any and all (a) patents (including, but not limited to, any inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any patent, and any confirmation patent or patent of addition based on any patent, in such country; and (b) patent applications, including any continuations, continuations-in-part, divisionals, provisionals, continued prosecution application, substitute applications, and any other patent application that claims priority from any patent.

“Paying Agent” means Wilmington Trust, National Association, a national association, until a successor Paying Agent shall have become such pursuant to the applicable provisions of the Paying Agent Agreement, and thereafter “Paying Agent” shall mean such successor Paying Agent.

“Paying Agent Agreement” has the meaning set forth in the Recitals.

“Payment Date” means any Milestone Payment Date, Royalty Payment Date, and Shortfall Payment Date.

“Payment Event” has the meaning set forth in Section 2.2(a).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Register” has the meaning set forth in Section 2.1(b).

“Registrar” has the meaning set forth in Section 2.1(b).

“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

“Regulatory Authority” means an agency of any government having the authority to regulate the sale, manufacture, marketing, testing, pricing or payment reimbursement of drugs.

“Royalties” has the meaning set forth in Section 2.3(b).

“Royalty Amount” means any Alpha Royalty Amount and any Beta Royalty Amount, which shall be paid in cash and in United States Dollars by Parent.

“Royalty Event Notice” has the meaning set forth in Section 2.3(b)(i).

“Royalty Information” means, for the applicable calendar quarter on a Royalty-Bearing Product-by-Royalty-Bearing Product basis: (i) the amount of gross sales of such Royalty-Bearing Product in the applicable countries in the applicable Territory; (ii) an itemized calculation of Net Sales in the applicable countries in the applicable Territory showing actual sales prices and deductions provided for in the definition of Net Sales; and (iii) a calculation of the Royalties due on such Net Sales.

“Royalty Payment Date” has the meaning set forth in Section 2.3(b).

“Royalty Payment Period” has the meaning set forth in Section 2.3(b).

“Royalty Quarter” has the meaning set forth in Section 2.3(b).

“Royalty Report” has the meaning set forth in Section 2.3(b)(i).

“Royalty Term” means any Alpha Royalty Term or any Beta Royalty Term.

“Royalty-Bearing Product” means any Alpha Royalty-Bearing Product, or any Beta Royalty-Bearing Product, as applicable.

“Selling Party” has the meaning set forth in the definition of Net Sales.

“Securities Act” has the meaning set forth in Section 2.3(g)(ii).

“Shareholders’ Representative” means the representative of the Holders named in the preamble, until a successor Shareholders’ Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Shareholders’ Representative” shall mean such successor Shareholders’ Representative.

“Shareholders’ Representative Calculation Report” has the meaning set forth in Section 2.2(b).

“Shortfall Amount” has the meaning set forth in Section 2.3(d).

“Shortfall Cash Amount” has the meaning set forth in Section 2.3(b)(i).

“Shortfall Event” has the meaning set forth in Section 2.3(d).

“Shortfall Event Notice” has the meaning set forth in Section 2.3(b)(i).

“Shortfall Payment Date” has the meaning set forth in Section 2.3(d).

“Shortfall Stock Amount” has the meaning set forth in Section 2.3(b)(i).

“Significant Pharmaceutical Company” has the meaning set forth in Section 2.13(b).

“Stock Amount” means any Milestone Stock Amount and any Shortfall Stock Amount.

“Stock Payment 6-Month Price” has the meaning set forth in Section 2.3(d).

“Subject Materials” means the Alpha Materials or the Beta Materials, as applicable.

“Subject Patents” means (i) with respect to any Alpha Royalty-Bearing Product, the Alpha Patents and, (ii) with respect to any Beta Royalty-Bearing Product, the Beta Patents, as applicable.

“Subject Product” means the Alpha Products or the Beta Products, as applicable.

“Supermajority of Holders” has the meaning set forth in Section 7.4.

“Surviving Corporation” means the Company as the surviving company resulting from the Merger.

“Territory” means (i) with respect to any Alpha Royalty-Bearing Product, the Alpha Territory and (ii) with respect to any Beta Royalty-Bearing Product, the Beta Territory.

“Third Party” means any Person other than Parent, the Company and their respective Affiliates.

“Third Party Payments” has the meaning set forth in Section 2.4.

“Trading Day” means a day on which The Nasdaq Stock Market LLC is open for trading.

“Transfer Agent” has the meaning set forth in Section 2.6.

“Valid Claim” means any Alpha Valid Claim or any Beta Valid Claim, as applicable.

Article II
EARN-OUT

Section 2.1.         Rights to Earn-Out Consideration; Paying Agent.

(a)          As provided in the Merger Agreement, effective as of the Effective Time, (i) each Share (other than Cancelled Shares and Dissenting Shares) shall be cancelled in exchange for the right to receive the applicable Merger Consideration, which includes the Earn-Out Consideration, and (ii) each Option shall be converted into the right to receive the consideration contemplated by Section 2.4 of the Merger Agreement, which includes the Earn-Out Consideration. The Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of Holders shall be furnished to the Paying Agent by or on behalf of Parent in accordance with Section 4.1.

(b)         Pursuant to the terms of the Paying Agent Agreement, Parent has appointed Wilmington Trust, National Association, as the Paying Agent to act as Paying Agent for Parent in accordance with the instructions set forth therein, and the Paying Agent has accepted such appointment. Pursuant to the terms of the Paying Agent Agreement, the Paying Agent shall keep a register (the “Register”) of the Holders who may receive Earn-Out Consideration from time to time hereunder, which shall include the name, contact information (including physical mailing and email address) and bank account and wire instructions for each such Holder, Holder’s preference to receive payments by check or wire transfer, as well as any other information reasonably required by the Paying Agent. Pursuant to the terms of the Paying Agent Agreement, the Paying Agent was also appointed “Registrar” for the purpose of maintaining the Register. Upon any change to the identity of the Paying Agent, the successor Paying Agent shall automatically also become the successor Registrar. A Holder may make a written request to the Registrar to update such Holder’s information in the Register. The written request must be duly executed by the Holder. Pursuant to the terms of the Paying Agent Agreement, upon receipt of such written notice, the Registrar shall promptly record the changes in the Register.

Section 2.2.         Shareholders’ Representative Calculation Reports.

(a)         The total amount to which a Holder is entitled in connection with a Payment Event pursuant to the applicable Shareholders’ Representative Calculation Report is referred to as the “Holder Aggregate Payment Event Amount”. In the event any Milestone Amount or Royalty Amount becomes payable under this Agreement (a “Payment Event”), each Holder shall be entitled to its Holder Aggregate Payment Event Amount on the terms set forth herein. The Milestone Amount or Royalty Amount, as applicable, as well as the relative amounts of Parent Stock and/or cash to be paid to the Holders in connection with the Milestone Amount, shall be determined by (i) Section 2.3(a) to the extent a Milestone Amount becomes payable hereunder and (ii) Section 2.3(b) to the extent a Royalty Amount becomes payable hereunder.

(b)         Within 20 Business Days of an Event Notice being delivered by Parent to the Shareholders’ Representative, the Shareholders’ Representative shall provide a written report to the Paying Agent and Parent which includes, with respect to the applicable Payment Event, (i) the calculation of each Holder’s Holder Aggregate Payment Event Amount, (ii) the Cash Amount to which each Holder is entitled, if any, (iii) the Stock Amount to which each Holder is entitled pursuant to the terms of this Agreement, if any, and (iv) if applicable, the Offset Amount (a “Shareholders’ Representative Calculation Report”). Each Shareholders’ Representative Calculation Report shall be prepared by the Shareholders’ Representative by using the Earn-Out Consideration Calculator and accompanying instructions included in the Certified Closing Report.

(c)          It is hereby acknowledged and confirmed that payment of the Closing Merger Consideration pursuant to the Merger Agreement and the exchange for the rights to receive the Earn-Out Consideration hereunder (with the specific allocation of Earn-Out Consideration in connection with a Payment Event to be determined authoritatively and definitively by the Shareholders’ Representative Calculation Report generated by the Shareholders’ Representative using the Earn-Out Consideration Calculator) shall satisfy any obligation of the Company to pay the amounts due on a Liquidation under Articles 12 and 13 of the Company Charter and to the extent necessary the rights attached to the Shares shall be varied accordingly. The Shareholders’ Representative acknowledges and agrees that the specific allocation of Earn-Out Consideration in connection with a Payment Event as set forth in the Shareholders’ Representative Calculation Report shall be made in accordance with Articles 12 and 13 of the Company Charter by using the Earn-Out Calculator and that Parent shall have no liability or responsibility with respect to the accuracy of the allocations set forth therein.

Section 2.3.         Payment Procedures; Parent Obligations

(a)          Milestone Events. If any Milestone Event is achieved, then, in each case, on a date (a “Milestone Payment Date”) that is within 15 Business Days after the date on which the applicable Milestone Event was achieved:

(i)            Parent will deliver to (A) the Paying Agent and Shareholders’ Representative a notice (a “Milestone Event Notice”) indicating (1) the achievement of such Milestone Event and that the Holders are entitled to receive the applicable Milestone Amount (less the Offset Amount, if applicable), (2) in the event Parent elects, in its sole and absolute discretion as permitted by the terms of the Merger Agreement and Section 2.3(c) of this Agreement, to satisfy any portion of such Milestone Amount (less the Offset Amount, if applicable) in shares of Parent Stock, Parent’s election as to the portion of such Milestone Amount that shall be settled by payment of cash (the “Milestone Cash Amount”) pursuant to Section 2.3(f) and/or by credit of Parent Stock (the “Milestone Stock Amount” and the ratio of Milestone Stock Amount to applicable Milestone Amount, the “Milestone Stock Ratio” and the ratio of Milestone Cash Amount to applicable Milestone Amount, the “Milestone Cash Ratio”) pursuant to Section 2.3(g), which election shall include the applicable 10-Day VWAP, and (3) if applicable, the amount being withheld from the Milestone Amount as an offset to (x) any claim for indemnification under Article IX of the Merger Agreement as provided for and in accordance with the procedure set forth in Section 2.11 and Article IX of the Merger Agreement and (y) the payment of any Payment Event Fee pursuant to Section 2.14(g) of the Merger Agreement ((x) and (y) together, the “Offset Amount”), and (B) the Paying Agent cash in the aggregate amount of the Milestone Cash Amount (taking into account any reduction for the Offset Amount, if applicable); and

(ii)           in the event Parent has elected to satisfy any portion of such Milestone Amount (less the Offset Amount, if applicable) in shares of Parent Stock and subject to the terms of this Agreement, including Section 2.3(h), each Holder shall be entitled to receive from Parent that (A) number of fully paid and nonassessable shares of Parent Stock equal to the quotient obtained by dividing (1) such Holder’s Holder Aggregate Payment Event Amount multiplied by the Milestone Stock Ratio by (2) the 10-Day VWAP, (B) that portion of the aggregate applicable Milestone Cash Amount, if any, equal to (1) such Holder’s Holder Aggregate Payment Event Amount multiplied by (2) the Milestone Cash Ratio, (C) any cash payable in lieu of fractional shares as provided in Section 2.8 and (D) any dividends or distributions payable as provided in Section 2.9, in each case subject to any applicable withholding tax pursuant to Section 2.5.

(b)         Royalty Events. During the applicable Royalty Term, and subject to the reductions set forth in Section 2.4, Parent shall pay to the Holders, as set forth below in this Section 2.3(b), royalties on Net Sales of the applicable (y) Alpha Royalty-Bearing Products in accordance with the tiered royalty rates set forth on Schedule 2, which tiered royalty rates shall be based on aggregate Net Sales of all Alpha Royalty-Bearing Products (each such royalty, an “Alpha Royalty”) and (z) Beta Royalty-Bearing Products in accordance with the royalty rate set forth on Schedule 4, which shall be based on aggregate Net Sales of all Beta Royalty-Bearing Products (each such royalty, a “Beta Royalty” and together with any Alpha Royalty, the “Royalties”). The Royalties will be payable on the aggregate Net Sales of all applicable Royalty-Bearing Products (the Net Sales of each applicable Royalty-Bearing Product will be calculated on a Royalty-Bearing Product-by-Royalty-Bearing Product and country by country basis in the applicable countries in the applicable Territory) on a quarterly basis on a date (a “Royalty Payment Date”) that is within sixty (60) days following the end of a calendar quarter (each, a “Royalty Quarter”), during the period commencing on the First Commercial Sale of the first Royalty-Bearing Product and ending on the expiry of the applicable Royalty Term of the last Royalty-Bearing Product (the “Royalty Payment Period”):

(i)            Parent will deliver to (A) the Paying Agent and the Shareholders’ Representative a notice (a “Royalty Event Notice”) indicating (1) that the Holders are entitled to receive the applicable Royalty Amount (less the Offset Amount, if applicable), (2) the applicable Royalty Amount, (3) if applicable, the Offset Amount and (4) a report containing the Royalty Information (the “Royalty Report”); provided, however, that in no event shall Parent be required to provide any material non-public information unless the Shareholders’ Representative Group is bound by a confidentiality agreement with customary terms regarding the disclosure and use thereof on terms reasonably acceptable to Parent; and (B) the Paying Agent cash in the aggregate amount of the Royalty Amount (taking into account any reduction for the Offset Amount, if applicable); and

(ii)           subject to the terms of this Agreement, each Holder shall be entitled to receive from Parent that portion of the aggregate applicable Royalty Amount, in each case subject to any applicable withholding tax pursuant to Section 2.5.

(c)         Form of Payments. For avoidance of doubt and as contemplated by Section 2.8 of the Merger Agreement, (A) any payment of a Milestone Amount to be made by Parent to any Holder under this Agreement, may be comprised of (i) cash, (ii) shares of Parent Stock, or (iii) any combination thereof, in any case as determined by Parent in its sole and absolute discretion with the number of shares to be so issued to be based on the 10-Day VWAP and (B) any payment of any Royalty Amount to be made by Parent to any Holder under this Agreement shall be in cash and in United States Dollars.

(d)         Shortfall Events. In the event Parent satisfies all or any portion of any Milestone Amount obligation through the delivery to the Holders of shares of Parent Stock and the 10-Day VWAP used to determine the applicable Milestone Stock Amount is greater than the closing price per share of Parent Stock, as reported on Nasdaq on the date that is six (6) months after the date of issuance of such shares of Parent Stock representing such Milestone Stock Amount (such closing price, the “Stock Payment 6-Month Price”), Parent shall reimburse the Holders for the difference in value (such difference, the “Shortfall Amount” and the occurrence of such difference, a “Shortfall Event”) through (1) the payment of cash, (2) the delivery of additional shares of Parent Stock valued at the Stock Payment 6-Month Price, or (3) a combination thereof; provided, however, that in no event shall this Section 2.3(d) apply to (and no further reimbursements shall be payable by Parent with respect to) any additional shares of Parent Stock issued as a result of a Shortfall Event. If a Shortfall Event occurs, then, in each case, on a date (a “Shortfall Payment Date”) that is within 15 Business Days after the date on which the applicable Shortfall Event occurred:

(i)            Parent will deliver to (A) the Paying Agent and the Shareholders’ Representative a notice (a “Shortfall Event Notice”) indicating (1) the occurrence of such Shortfall Event and that the Holders are entitled to receive the applicable Shortfall Amount, and (2) in the event Parent elects, in its sole and absolute discretion as permitted by the terms of the Merger Agreement and the terms of this Agreement, to satisfy all or any portion of such Shortfall Amount in shares of Parent Stock, Parent’s election as to the portion of such Shortfall Amount that shall be settled by payment of cash (the “Shortfall Cash Amount”) pursuant to Section 2.3(f) and/or by credit of Parent Stock (the “Shortfall Stock Amount”) pursuant to Section 2.3(g), and (B) the Paying Agent cash in the aggregate amount of the Shortfall Cash Amount (if such amount is greater than zero); and

(ii)           subject to the terms of this Agreement, including Section 2.3(h), each Holder shall be entitled to receive (A) from Parent the number of fully paid and nonassessable shares of Parent Stock equal to (1) the applicable Shortfall Stock Amount multiplied by the number of shares of Parent Stock previously issued to such Holder in connection with the applicable Milestone Amount, divided by (2) the Stock Payment 6-Month Price, (B) cash in an amount equal to the Shortfall Cash Amount multiplied by the number of share of Parent Stock previously issued to such Holder in connection with the applicable Milestone Amount, (C) any cash payable in lieu of fractional shares as provided in Section 2.8 and any dividends or distributions payable as provided in Section 2.9, in each case subject to any applicable withholding tax pursuant to Section 2.5.

(e)          Notice to Holders. Pursuant to the terms of the Paying Agent Agreement, the Paying Agent is required to promptly, and in any event within 10 Business Days of receipt of (i) an Event Notice, as applicable, as well as any letter of instruction reasonably required by the Paying Agent, send each Holder a copy of such Event Notice, as applicable and (ii) a Shareholders’ Representative Calculation Report, send each Holder a copy of such Shareholders’ Representative Calculation Report.

(f)          Cash Payments. Pursuant to the terms of the Paying Agent Agreement, within 10 Business Days of the receipt by the Paying Agent from the Shareholders’ Representative of a Shareholders’ Representative Calculation Report, if any Cash Amount is payable to the Holders, the Paying Agent is required to pay to each Holder, subject to any applicable withholding tax pursuant to Section 2.5, the applicable Cash Amount indicated in the Shareholders’ Representative Calculation Report to such Holder.

(g)         Parent Stock Payments.

(i)            Pursuant to the terms of the Paying Agent Agreement, within 10 Business Days of the receipt by the Paying Agent from the Shareholders’ Representative of a Shareholders’ Representative Calculation Report, if any Stock Amount is payable to the Holders, the Paying Agent is required to also send each Holder at its registered address an Investor Questionnaire and Selling Stockholder Questionnaire; provided, however, that the Paying Agent shall not be required to deliver to a Holder an Investor Questionnaire if the Paying Agent has received a fully completed and executed Investor Questionnaire from such Holder within the six months preceding the applicable Event Notice.

(ii)           Promptly following the date on which a Holder has delivered a fully completed and executed Investor Questionnaire in response to the delivery of same pursuant to Section 2.3(g)(i) and the Paying Agent Agreement certifying as to such Holder’s status as (y) an Accredited Investor or (z) a non-“U.S. Person” (as defined by Rule 902 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)), and in any event within 10 Business Days thereafter, subject to any withholding tax pursuant to Section 2.5, Parent shall pay to each Holder the applicable Stock Amount or cash in lieu thereof (including in respect of any fractional shares), in each case in accordance with the Paying Agent Agreement.

(h)         Parent Share Cap. Notwithstanding anything to the contrary herein and unless and until Parent obtains the approval of its stockholders in satisfaction of any applicable Nasdaq requirements, in no event shall Parent credit (or have any obligation to credit) pursuant to, or in connection with, the payments contemplated by Section 2.3 (together with any shares of Parent Stock issued at Closing pursuant to the Merger Agreement), a number of shares of Parent Stock that exceeds the Parent Share Cap; provided that this Section 2.3(h) shall not be deemed to limit any Holder’s right to receive any Milestone Amount, Royalty Amount or Shortfall Amount in full (it being understood that any portion of a Milestone Amount, Royalty Amount or Shortfall Amount that would otherwise exceed the Parent Share Cap shall be paid as a Milestone Cash Amount or Shortfall Cash Amount, as applicable).

(i)           Reserved.

(j)           Parent’s Development and Commercialization Responsibilities. During the term of this Agreement, Parent shall use Commercially Reasonable Efforts to develop and commercialize the Subject Products and the Royalty-Bearing Products, at its own expense, and the Shareholders’ Representative and Parent agree that if Parent fails to use Commercially Reasonable Efforts to develop and commercialize the Subject Products and the Royalty-Bearing Products the Shareholders’ Representative and Parent shall, promptly upon the Shareholders’ Representative’s request, meet and discuss in good faith and mutually agree on a remediation plan for such development which is satisfactory to and approved by the Majority of Holders. Nothing in this Agreement shall prevent a Holder from seeking any and all remedies available to such Holder at law, in equity or by contract if Parent breaches any of its obligations under this Section 2.3(j). Without limiting any of the foregoing or Parent’s other obligations hereunder, Parent shall act in good faith and shall not, directly or indirectly, take any actions that would have the purpose of intentionally eliminating, avoiding, diminishing, reducing or delaying payment of any of the Earn-Out Consideration hereunder. Parent may not transfer any Alpha Materials or Beta Materials except in compliance with Section 2.13. Notwithstanding the foregoing, the obligation of Parent to use Commercially Reasonable Efforts pursuant to this Section 2.3(j) shall not be deemed a guarantee of any payment of Earn-Out Consideration and the Shareholders’ Representative (on behalf of the Holders) acknowledges and agrees that the obligation to make a payment of Earn-Out Consideration may never arise. Neither Parent nor any of its directors or officers, or their respective Affiliates, owes any fiduciary duty to the Holders with respect to the Earn-Out Consideration; provided, however, that the foregoing shall in no way diminish, limit or modify the fiduciary duties owed under applicable law to the Holders to the extent they are or become stockholders of Parent, including with respect to Parent Stock issued pursuant to this Agreement.

(k)          Reporting Obligations. Parent shall submit to the Shareholders’ Representative every six (6) months after the Closing Date until the expiration of this Agreement a written report summarizing in reasonable detail the development and commercialization efforts performed by or on behalf of Parent or its Affiliates or any Licensees on the Subject Products (“Development Progress Report”), which will be distributed promptly by the Shareholders’ Representative to the Advisory Group; provided, however, that in no event shall Parent be required to provide any material non-public information in the Development Progress Report or in response to follow-up questions from the Shareholders’ Representative Group regarding each Development Progress Report, in each case unless the Shareholders’ Representative Group is bound by a confidentiality agreement, to be entered into at the request of Parent, with customary terms regarding the disclosure, use and confidentiality term thereof that are reasonably acceptable to Parent. The Shareholders’ Representative Group may ask follow-up questions regarding each Development Progress Report, and Parent shall respond to any such questions promptly, subject to the limitations in the preceding sentence.

Section 2.4.         Royalty Reductions.

(a)          No Valid Claim. With respect to any Royalty-Bearing Product, if, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, such Royalty-Bearing Product is not or is no longer Covered by a Valid Claim of any applicable Subject Patent in such country in the applicable Territory, then the royalty rate that would otherwise apply to Net Sales of such Royalty-Bearing Product in such country in the applicable Territory under Section 2.3(b) will be reduced by [...***...]% for the remainder of the Royalty Term for such Royalty-Bearing Product.

(b)          Third Party Payments. If Parent is required to make royalty payments to one or more Third Parties on a Royalty-Bearing Product in consideration for a license under such Third Party’s Intellectual Property Rights (“Third Party Payments”), then Parent may credit against the royalty payments payable to the Holders pursuant to Section 2.3(b) with respect to the applicable Royalty-Bearing Product up to [...***...]% of Third Party Payments owed by Parent with respect to such Royalty-Bearing Product; provided that in no event will the applicable running royalty rate for a Royalty-Bearing Product Covered by a Valid Claim be reduced, pursuant to this Section 2.4(b), to less than [...***...]% of such applicable rate. Parent will be entitled to carry forward to future calendar quarters any amounts with respect to which Parent would have been entitled to make a deduction pursuant to this Section 2.4(b) but for such maximum reduction.

Section 2.5.         Withholding. Each of Parent, the Paying Agent, the Surviving Corporation, their respective Affiliates, and any other Person who has any obligation to deduct or withhold from any consideration payable pursuant to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required by any applicable Law to be deducted and withheld, as may be reasonably determined by such Person. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority in accordance with applicable Laws, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6.         Reservation of Parent Stock.

(a)          Parent will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Parent Stock or the authorized and issued Parent Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Parent Stock to the Holders, the maximum number of shares of Parent Stock, subject to Section 2.3(g), which may then be deliverable to the Holders.

(b)          Parent will provide or otherwise make available any cash which may be payable as provided in Section 2.8 and Section 2.9.

(c)          Parent covenants that all shares of Parent Stock which may be issued hereunder will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. Parent will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Parent to perform its obligations under this Agreement.

Section 2.7.         Adjustment of Earn-Out Consideration.

(a)          In case of any capital reorganization, other than any capital reorganization that does not result in any reclassification of the outstanding shares of Parent Stock into shares of other stock or other securities or property (collectively any such actions being hereinafter referred to as “Reorganizations”), and/or any Change of Control, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon payment of Earn-Out Consideration.

(b)            Whenever an adjustment is made to the terms of the Earn-Out Consideration pursuant to this Section 2.7, Parent will deliver to the Paying Agent and the Shareholders’ Representative a notice of such Reorganization or Change of Control within three (3) Business Days of the closing of such Reorganization or Change of Control, setting forth in reasonable detail the terms of such Reorganization or Change of Control and any adjustments made pursuant to this Section 2.7, as well as a certificate of the Chief Financial Officer of Parent, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a reasonably detailed statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made (the “CFO Certificate”). Where appropriate, such notice by Parent may be given in advance and included as a part of the notice to the Holders required under the Paying Agent Agreement.

(c)            For purpose of this Section 2.7, the term “shares of Parent Stock” shall mean (i) shares of the class of stock designated as common stock, par value $0.0001 per share, of Parent as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 2.7, the Holders shall become entitled to receive any securities of Parent other than, or in addition to, shares of Parent Stock, thereafter the number or amount of such other securities so issuable upon payment of Earn-Out Consideration shall be subject to terms as nearly equivalent as practicable to the provisions with respect to the shares of Parent Stock issuable hereunder.

Section 2.8.     No Fractional Shares. Parent shall not be required to issue fractional shares of Parent Stock in connection with any Payment Event, and no certificates or scrip for any such fractional shares shall be issued. If any fraction of a share of Parent Stock would, except for the provisions of this Section 2.7, be issuable hereunder, Parent shall pay in cash the dollar amount (rounded to the nearest whole cent, with numbers ending with .5 or more being rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the applicable 10-Day VWAP.

Section 2.9.     Dividends or Other Distributions. No dividend or other distribution declared with respect to Parent Stock with a record date prior to the applicable Payment Date shall be paid to Holders. To the extent any shares of Parent Stock are issued to Holders pursuant to Section 2.3(a)(ii), Section 2.3(b)(ii), or Section 2.3(d)(ii), respectively, there shall be paid to such Holders the amount of dividends or other distributions, without interest, declared with a record date after the applicable Payment Date.

Section 2.10.     Notices to Holders. Pursuant to the terms of the Paying Agent Agreement, within 10 days after the Paying Agent’s receipt of a notice regarding any adjustment pursuant to Section 2.7, the Paying Agent is required, on behalf of and at the expense of Parent, to provide each Holder a notice of such adjustment(s), including a copy of the CFO Certificate.

Section 2.11.     Right of Withholding and Set-Off. In the event that a written notice of any claim for indemnification under Article IX of the Merger Agreement by any Indemnified Party has been delivered in good faith in accordance with the provisions of Article IX of the Merger Agreement, Parent shall have the right to withhold the maximum amount that would reasonably be expected to be required to be paid by the Indemnifying Securityholders in respect of such claim if such claim were determined in favor of the Indemnified Parties (as determined in good faith by Parent) from any Earn-Out Consideration otherwise payable to such Indemnifying Securityholders under this Agreement; provided, however, that the foregoing right shall be subject to the limitations set forth in Article IX of the Merger Agreement in all respects. Parent shall pay (or cause to be paid by Paying Agent) promptly to such Indemnifying Securityholder in accordance with the terms of this Agreement any portion of Earn-Out Consideration payable in excess of such maximum amount that would reasonably be expected to be required to be paid by such Indemnifying Securityholder in respect of such claim if such claim were determined in favor of the Indemnified Party (as determined in good faith by Parent). Five (5) Business Days following the date on which the amount payable to such Indemnified Party pursuant to Article IX of the Merger Agreement is finally determined in accordance with the Merger Agreement, Parent shall pay (or cause to be paid by Paying Agent) in accordance with the terms of this Agreement the portion, if any, of the Earn-Out Consideration payable to the Sellers under this Agreement that had been previously withheld that exceeds the amount payable to a Indemnified Party pursuant to Article IX of the Merger Agreement. Additionally, without limitation to Article IX of the Merger Agreement and notwithstanding anything else to the contrary herein or in the Merger Agreement, Parent shall have the right to set-off against any Earn-Out Consideration otherwise payable to any Holder under this Agreement, the amount of any indemnity payment that such Holder as an Indemnifying Securityholder is required to pay as finally determined pursuant to the terms and conditions set forth in the Merger Agreement, and that has not been paid, to the Indemnified Parties under the Merger Agreement.

Section 2.12.     Reserved.

Section 2.13.     Change of Control and Asset Sale to a Significant Pharmaceutical Company.

(a)            For the avoidance of doubt, in the event of a Change of Control, Parent shall cause this Agreement to be expressly assumed by the acquirer in such transaction and to the extent this Agreement is not so assumed, the maximum potential Earn-Out Consideration which has not yet been paid (excluding Earn-Out Consideration based on Net Sales to the extent Net Sales have not accrued at such time) at such time shall be deemed to have been accelerated and been due and payable in full by Parent to the Holders immediately prior to or at the closing of such Change of Control.

(b)            Parent shall not sell, transfer, license or otherwise dispose of any Alpha Materials or any Beta Materials to a third party in a transaction other than a Change of Control in accordance with Section 2.13(a) except (A) to an acquirer that constitutes a Significant Pharmaceutical Company and (B) in accordance with Section 2.13(c)  “Significant Pharmaceutical Company” means any company [...***...].

(c)            Without limiting the foregoing, in connection with the sale, directly or indirectly, by Parent (or its Affiliates or Subsidiaries) of any Alpha Materials or Beta Materials, in a transaction not constituting a Change of Control of Parent in accordance with Section 2.13(a), Parent shall cause the obligations under this Agreement with respect to the Alpha Materials and/or Beta Materials being sold, including, without limitation, the Parent’s commercialization obligations set forth in Section 2.3(j), to be expressly assumed by the acquirer in such transaction and upon the consummation of such sale. Without limiting the foregoing, in connection with the sale, directly or indirectly, by Parent (or its Affiliates or Subsidiaries) of any Alpha Materials or Beta Materials, in a transaction not constituting a Change of Control of Parent, Parent shall cause the obligations under this Agreement with respect to the Alpha Materials and/or Beta Materials being sold, to be expressly assumed by the acquirer in such transaction and to the extent this Agreement is not so assumed, the maximum potential Earn-Out Consideration related to such Alpha Materials or Beta Materials which has not yet been paid (excluding Earn-Out Consideration based on Net Sales related to such Alpha Materials or Beta Materials, as applicable, to the extent Net Sales have not accrued at such time) at such time shall be deemed to have been accelerated in full and been payable by Parent to the Holders immediately prior to or at the closing of such sale.

Article III
RESERVED

Article IV
COVENANTS

Section 4.1.     List of Holders. Parent shall furnish or cause to be furnished to the Paying Agent in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names, addresses and shareholdings of the Holders, within 10 Business Days after the Effective Time.

Section 4.2.     Payment of Cash Amounts. Parent shall duly and promptly pay the Cash Amounts due to all Holders, if any, in immediately available funds, to the Paying Agent to be distributed to the Holders in the manner provided for in Section 2.3 and in accordance with the terms of this Agreement and the Paying Agent Agreement.

Section 4.3.     Books and Records. Parent will maintain complete and accurate records in sufficient detail to permit the Shareholders’ Representative to confirm the accuracy of Parent’s calculations of payments owed under this Agreement. Such records shall be available for audit and inspection during regular business hours for a period of three (3) years from the end of the calendar quarter to which they pertain, and not more often than once per calendar year, unless the audit reveals non-compliance or underpayment. The Shareholders’ Representative shall initiate an audit upon the written request of the Majority of Holders. The Shareholders’ Representative shall provide Parent with 30 calendar days’ prior written notice of such audit. Audits and inspections may be conducted only by an internationally recognized certified public accounting firm mutually agreed upon by Parent and the Shareholders’ Representative, and who agrees to be bound by a reasonable confidentiality agreement. The mutually agreed upon certified public accounting firm may examine Parent’s records relating to this Agreement for the sole purpose of verifying the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to the Shareholders’ Representative, with a copy to Parent, only whether such calculations are correct or incorrect, and the amount of discrepancy, if any. Once examined, such books and records will no longer be subject to further examination by the Shareholders’ Representative under this Section 4.3. Any amounts shown to have been underpaid shall be paid by Parent to the Holders, in cash, and any amounts shown to have been overpaid shall be refunded, in cash, by the Shareholders’ Representative (on behalf of the Shareholders and Optionholders) to Parent, in each case, within forty-five (45) calendar days from the accountant’s report. The Shareholders’ Representative (on behalf of the Shareholders and Optionholders) shall bear the full cost of such audit unless such audit discloses an underpayment of more than 10% of the amount actually owed during the applicable calendar quarter, in which case Parent shall reimburse the Shareholders’ Representative for its reasonable Third Party out-of-pocket costs incurred for such audit.

Section 4.4.     Assignments. The Shareholders’ Representative shall not assign this Agreement, except as provided in Section 6.3.

Article V
AMENDMENTS

Section 5.1.     Amendments without Consent of Holders.

(a)            Without the consent of the Shareholders’ Representative, Parent, when authorized by a Board Resolution, may amend this Agreement, for any of the following purposes so long as, such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; provided, that such succession and assumption is in accordance with Section 7.4 and the terms of this Agreement;

(ii)            to evidence the termination of the Paying Agent and the succession of another Person as a successor Paying Agent and the assumption by any successor of the obligations of the Paying Agent under the Paying Agent Agreement; provided, that such succession and assumption is in accordance with the terms thereof;

(iii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall consider to be for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders; or

(iv)            any amendment to this Agreement that would provide additional rights and benefits the Holders.

(b)            Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall provide (or cause the Paying Agent to provide) a notice thereof to the Shareholders’ Representative and each of the Holders at their addresses as they shall appear on the Register, setting forth in general terms the substance of such amendment.

Section 5.2.     Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Shareholders’ Representative, Parent, when authorized by a Board Resolution, and the Shareholders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided, however, that the consent of a Supermajority of Holders shall be required to amend this Agreement if such addition, elimination or change is in any way adverse to the interests of the Holders; provided, however, that this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived in a manner materially adverse with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same manner on its face.

(b)            Promptly after the execution by Parent and the Shareholders’ Representative of any amendment pursuant to the provisions of this Section 5.2, Parent shall deliver (in accordance with Section 7.1), or cause the Paying Agent to deliver, a notice thereof to the Holders at their addresses as they shall appear on the Register, setting forth in general terms the substance of such amendment, along with a copy of such amendment.

Section 5.3.     Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI
Shareholders’ Representative

Section 6.1.     Appointment of Shareholders’ Representative. Pursuant to the Merger Agreement, by approving the Merger Agreement and the consummation of the transactions contemplated thereby, and/or participating in the Merger and receiving the benefits thereof, including the right to receive the Earn-Out Consideration, each Holder is deemed to have irrevocably approved the appointment and designation of, and has appointed and designated, Fortis Advisors LLC as its true and lawful attorney-in-fact and exclusive agent with full power of substitution, to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the performance of all obligations under this Agreement. Without in any way diminishing the foregoing, Section 10.14 of the Merger Agreement is incorporated hereby.

Section 6.2.     Authority. Except as expressly set forth herein, the Shareholders’ Representative shall have all authority granted to it pursuant to the Merger Agreement and all decisions of the Shareholders’ Representative shall be final and binding on all Holders. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Shareholders’ Representative and any document executed by the Shareholders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by Parent absent willful misconduct or gross negligence by Parent.

Section 6.3.     Successor Shareholders’ Representative. The Shareholders’ Representative may be replaced pursuant to Section 10.14 of the Merger Agreement.

Section 6.4.     Consent of Holders. At any time the consent of the Majority of Holders or a Supermajority of Holders is required under this Agreement, the Shareholders’ Representative shall (a) be responsible for obtaining (and shall obtain) such consent and (b) provide Parent with evidence reasonably satisfactory to Parent that the applicable consent has been obtained, in each case prior to the taking of the applicable action requiring such consent.

Article VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.     Notices to Parent and the Shareholders’ Representative. All notices and other communications made to Parent and the Shareholders’ Representative pursuant to or under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) when personally delivered, (b) as of the date transmitted when transmitted by facsimile or electronic mail, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 7.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain), provided that with respect to notices deliverable to the Shareholders’ Representative, such notices shall be delivered solely via email or facsimile:

If to Parent:
Sorrento Therapeutics, Inc. 4955 Directors Place
San Diego, CA 92121
Attention: Brian Sun
Telephone: [...***...]
Email: [...***...]

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S California Ave.
Palo Alto, CA 94304
Facsimile: [...***...]
E-Mail: [...***...]
Attention: Jeff Hartlin

If to the Shareholders’ Representative:	Fortis Advisors LLC
Facsimile: [...***...]
E-Mail: [...***...]
Attention: Notices Department (ACEA)

with a copy to (which	Morrison & Foerster LLP
shall not constitute notice):	12531 High Bluff Drive
Suite 100
San Diego, CA 92130
Attention: Steven G. Rowles
Email: [...***...]

Section 7.2.     Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, that all notices to Holders, regardless of any other manner of deliver, shall also be given to each Holder at the then current email address for such Holder as set forth in the Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3.     Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)            all references to Articles, Sections, or Schedules are to Articles, Sections, or Schedules in this Agreement;

(b)            each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c)            unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d)            whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f)            references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g)            when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h)            time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(i)            the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(j)            (A) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (B) the term “any” means “any and all”, and (C) the term “or” shall not be exclusive and shall mean “and/or”;

(k)            (A) references to “days” means calendar days unless Business Days are expressly specified and (B) references to “$” mean U.S. dollars; and

(l)            all uses of “written” contained in this Agreement shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission.

Section 7.4.     Successors and Assigns. Parent and the Shareholders’ Representative shall not assign this Agreement in whole or in part without the consent of the Majority of Holders provided that Parent has the right to assign any of the foregoing (including by operation of law) to the surviving party of any merger, acquisition, or reorganization to which it is a party, or to the purchaser of all or substantially all of Parent’s business or assets related to this Agreement subject to the terms and conditions of Section 2.13 and provided that the assignee or transferee agrees to assume in writing all of Parent’s liabilities and obligations under this Agreement. “Majority of Holders” means the Holders of a majority of all Shares and Options held by all Holders. “Supermajority of Holders” means the Holders of sixty seven percent (67%) of all Shares and Options held by all Holders. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and assigns.

Section 7.5.     Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the Holders, which are express third-party beneficiaries of this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Holders shall have no rights or remedies hereunder except as expressly set forth herein.

Section 7.6.     Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 7.7.     Severability Clause. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.8.     Substantial Risk of Forfeiture. The Parties agree that any distributions to Holders of Options pursuant to this Agreement will be treated and reported for all Tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d) until such amounts become due and payable hereunder and shall be paid to the Holders of Options entitled to such payments hereunder within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

Section 7.9.     Entire Agreement; Counterparts.

(a)            As between Parent and the Shareholders’ Representative, this Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings between the Parties with respect to such subject matter.

(b)            This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

SORRENTO THERAPEUTICS, inc.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Earn-Out Agreement]

Schedule 1

Alpha Milestone Events and Alpha Milestone Payments

Milestone Event	Milestone Payment
(A) Earliest to occur of:
(1) FDA acceptance of [...***...] by Parent or its Affiliate (or their respective Licensee) for an Alpha Royalty-Bearing Product	US$[...***...]
or
(2) FDA issuance of [...***...] by Parent or its Affiliate (or their respective Licensee)
(B) First Regulatory Approval in [...***...] of an Alpha Royalty-Bearing Product submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(C) First Regulatory Approval in [...***...] of an Alpha Royalty-Bearing Product submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(D) First Regulatory Approval in [...***...] of an Alpha Royalty-Bearing Product submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(E) Total, aggregate Net Sales of all Alpha Royalty-Bearing Products in excess of [...***...] dollars (US$[...***...])	US$[...***...]
(F) Total, aggregate Net Sales of all Alpha Royalty-Bearing Products in excess of [...***...] dollars (US$[...***...])	US$[...***...]
(G) Total, aggregate Net Sales of all Alpha Royalty-Bearing Products in excess of [...***...] dollars (US$[...***...])	US$[...***...]

Schedule 2

Alpha Royalty Payments

Annual Net Sales	Royalty Amount
Annual Net Sales of [...***...] dollars (US$[...***...]) in the applicable year	[...***...] percent ([...***...]%) of Net Sales
Annual Net Sales [...***...] dollars (US$[...***...]) in the applicable year

[...***...] percent ([...***...]%) of Net Sales on Net Sales [...***...] (US$[...***...]) for the given year

and

[...***...] percent ([...***...]%) of Net Sales on Net Sales [...***...] dollars (US$[...***...]) for the given year

Schedule 3

Beta Milestone Events and Beta Milestone Payments

Milestone Event	Aggregate Milestone Payment
(A) First Regulatory Approval (including accelerated regulatory approval) in [...***...] submitted by Parent or its Affiliate (or their respective Licensee) based on the [...***...] within [...***...] from the Closing Date (as defined in the Merger Agreement)	US$[...***...]
(B) First Regulatory Approval of any Beta Royalty Bearing Product [...***...] for any indication in [...***...] submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(C) First Regulatory Approval of any Beta Royalty Bearing Product [...***...] for any indication in any one of the following territories: [...***...] submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(D) First Regulatory Approval of any Beta Royalty Bearing Product [...***...] for any indication in any one of the following territories: [...***...] submitted by Parent or its Affiliate (or their respective Licensee)	US$[...***...]
(E) Total, aggregate Net Sales in a given calendar year of all Beta Royalty-Bearing Products being equal to or greater than US$[...***...]	US$[...***...]
(F) Total, aggregate Net Sales in a given calendar year of all Beta Royalty-Bearing Products being equal to or greater than US$[...***...]	US$[...***...]
(G) Total, aggregate Net Sales in a given calendar year of all Beta Royalty-Bearing Products being greater than US$[...***...]	US$[...***...]

Schedule 4

Beta Royalty Payments

[...***...]% of the aggregate Annual Net Sales of all Beta Royalty-Bearing Products in the applicable year.

Schedule 5

Alpha Materials

[...***...]

Schedule 6

Beta Materials

[...***...]

Schedule 7

Alpha Patents

[...***...]

Schedule 8

Beta Patents

[...***...]